Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal Second Quarter Results

Reports Strong Gross Margin Expansion and SG&A Leverage

DENTON, Texas, May 4, 2017 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for its fiscal 2017 second quarter ended March 31, 2017.  The Company will hold a conference call today at 7:30 a.m. (Central) to discuss these results and its business.

Fiscal 2017 Second Quarter Highlights

Reported diluted earnings per share in the second quarter were $0.40 compared to $0.41 in the prior year’s second quarter.  Adjusted diluted earnings per share, excluding $9.2 million of charges related to the restructuring plan announced by the Company in February 2017 (the “Restructuring Plan”), were $0.44 in the second quarter, up 7.3% vs. the prior year.

Consolidated net sales were $966.5 million in the second quarter, a decrease of 1.4% from the prior year.  A 2.0% decline in same store sales was partially offset by incremental sales from new stores. The Company lost a day of selling in the second quarter due to the prior year being a Leap Year, and gained a day of selling in the second quarter due to the shift of this year’s Easter holiday to April. The net result of these two calendar items negatively impacted reported same store sales growth in the quarter by approximately 60 basis points. Additionally, a stronger U.S. dollar negatively impacted reported revenue by $9.8 million, or approximately 1.0%.

Gross margin for the second quarter was 50.5%, an increase of 80 basis points from the prior year, driven primarily by strategic pricing initiatives, decreased promotional activity and increased vendor allowances.

Selling, General and Administrative (“SG&A”) expenses in the second quarter, excluding depreciation and amortization expense, were 34.3% of sales, a decrease of 30 basis points from the prior year’s adjusted SG&A.

Reported operating earnings and operating margin in the second quarter were $119.0 million and 12.3%, respectively, compared to reported operating earnings and operating margin of $122.5 million and 12.5%, respectively, in the prior year.

Adjusted operating earnings in the second quarter, excluding the $9.2 million of charges related to the Restructuring Plan, was $128.2 million, growth of 3.2% from the prior year’s adjusted operating earnings.  Adjusted operating margin was 13.3%, up 60 basis points vs. the prior year’s adjusted operating margin.

The Company repurchased (and subsequently retired) a total of 4.4 million shares of common stock during the quarter at an aggregate cost of $101.9 million.  Share repurchases through the first two quarters of the fiscal year totaled approximately $169 million.

“Our financial results in the second quarter reflect our teams’ sharp focus on gross margin management and operating expense discipline, both of which enabled us to deliver solid mid-single digit growth in adjusted operating income and even stronger growth in adjusted earnings per share” stated Chris Brickman, the Company’s President and Chief Executive Officer. “Store traffic was especially challenging in January and February, but improved in the last month of the quarter.  Additionally, revenue performance in April — the first month of our third fiscal quarter — was in line with the expectations that are included in the full year revenue guidance being communicated today.  We are focused on ‘controlling the things we can control’ and, most importantly, on profitable growth.  As such, I was very pleased with the earnings delivery in the quarter.”

“We executed on many of our most important initiatives in the quarter, including zone and tactical pricing, as well as the introduction of new brands to BSG and Sally.  In early April, we launched the test of our new Sally Beauty loyalty program and early customer feedback has been very positive. Further, we seamlessly executed on the most significant components of the Restructuring Plan that we announced in early February.”

“We will continue to execute on our strategic priorities, while being financially prudent in order to protect earnings growth.  We have many reasons to be confident going into the second half of the fiscal year and into 2018, despite the continuing challenging retail environment. We recognize there is work to be done, but we believe we are taking the right steps to accelerate growth in both revenue and profitability.”

Additional Fiscal 2017 Second Quarter Details

Interest expense in the fiscal second quarter was $26.8 million compared to $27.0 million in the prior year.

The effective income tax rate in the fiscal second quarter was 38.2%, up 120 basis points vs. the prior year. The higher effective tax rate is due primarily to a non-recurring tax deduction in the prior year’s second quarter.

Reported net earnings in the fiscal second quarter were $57.0 million, a decrease of $3.2 million, or 5.3%, from the prior year.  Adjusted EBITDA in the quarter was $158.5 million, an increase of $7.6 million, or 5.0%, from the prior year.  Adjusted EBITDA margin was 16.4% in the quarter compared to 15.4% in the prior year.

Inventory at quarter end was $917.3 million, up $16.0 million, or 1.8%, from the prior year.  The increase was due primarily to new store growth and the addition of new brands, partially offset by the impact of a stronger U.S. dollar.

Capital expenditures in the fiscal second quarter were $21.0 million, and fiscal year to date capital expenditures were $47.0 million, primarily for information technology projects, new stores openings and distribution facility upgrades.

Restructuring Plan Update

On January 26, 2017, the Board of Directors of the Company approved a comprehensive restructuring plan (the “Restructuring Plan”) for the Company’s businesses that included a wide range of organizational efficiency initiatives and cost reduction opportunities.

The initiatives contemplated by the Restructuring Plan include a reorganization of Sally Beauty’s field and operations teams in the U.S. and Canada to better align with a best-in-class retail model; the consolidation of four remote BSG office locations into corporate headquarters in Denton, TX; the centralization of support functions in continental Europe; and headcount reductions across most corporate backroom functions.   Approximately $9.2 million was recorded as restructuring charges in the second fiscal quarter, primarily for employee separation costs.

During the second quarter the Company identified additional cost reduction and profit improvement opportunities to be executed over the remainder of the fiscal year as part of an expanded Restructuring Plan.  These opportunities include additional organizational efficiency initiatives in European operations and a revised business model in an unprofitable international market.

Including the new initiatives, the Company now expects total charges related to the Restructuring Plan in the range of $14 million to $16 million; annualized pretax benefits in the range of $19 million to $21 million; and fiscal 2017 pretax benefits in the range of $11 million to $12 million.

Fiscal 2017 Guidance

The Company is revising its guidance for full year fiscal 2017 as follows:

•                 Consolidated same store sales growth approximately flat to the prior year; and

•                 Net new store openings growth of approximately 2.0%

The Company is reiterating its guidance for full year fiscal 2017 as follows:

•                 Full year consolidated gross margin expansion in a range of 20 to 30 basis points;

•                 Including benefits from the Restructuring Plan and other cost reduction initiatives, adjusted SG&A in a range of 34.1% to 34.4% of sales;

•                 Adjusted operating income growth in the low-to-mid single digits; and

•                 Capital expenditures in a range of $115 million to $120 million

Fiscal 2017 Second Quarter Segment Results

Sally Beauty Supply (“Sally”)

•                 Sales were $576.0 million in the second quarter, down 2.9% the prior year. Unfavorable foreign currency translation reduced Sally’s reported revenue growth by 180 basis points.  Same store sales declined 2.4% in the quarter.  The net impact of the Leap Year and Easter calendar issues noted above negatively impacted Sally’s same store sales in the quarter by approximately 40 basis points.

•                 Net store count at quarter end increased by 106, to 3,838, from the prior year’s second quarter.

•                 Gross margin was 56.3% in the second quarter, a 100 basis point increase from the prior year. Gross margin benefitted from strategic pricing initiatives and decreased promotional activity in the U.S.

•                 Operating earnings were $96.8 million in the second quarter, down 5.4% from the prior year, driven by the sales decline, labor inflation and new store opening costs, partially offset by the strong gross margin expansion.

Beauty Systems Group (“BSG”)

•                 Sales were $390.5 million in the second quarter, up 0.9% the prior year, driven by modest growth in full service sales and incremental sales from acquisitions, partially offset by a 1.2% decline in same store sales.  The net impact of the Leap Year and Easter calendar issues noted above negatively impacted BSG’s same store sales in the quarter by approximately 100 basis points.  Foreign currency exchange rates did not have a material impact on BSG’s reported revenue growth.

•                 Net store count at quarter end increased by 34, to 1,346, from the prior year’s second quarter.

•                 Gross margin in the second quarter increased 60 basis points, to 41.9%, due primarily to increased vendor allowances.

•                 Operating earnings were $62.7 million in the second quarter, up 2.9% from the prior year, driven by modest revenue growth and higher gross margin, partially offset by higher SG&A costs (labor inflation and costs associated with the new store openings).

•                 Total distributor sales consultants at quarter end were 849 vs. 923 at the end of the prior year’s second quarter.  This decrease is primarily due to a decline in the number of distributor sales consultants employed by the franchise business.

Management Changes

On May 1, 2017, Sharon Leite, President of Sally Beauty U.S. and Canada, notified the Company that she was resigning from her position effective immediately.

Chris Brickman, the President and Chief Executive Officer of Sally Beauty Holdings, Inc., will serve as the interim President of Sally Beauty U.S. and Canada until the Company appoints Ms. Leite’s successor.  An external firm has been retained to assist with the search process.

“I would like to thank Sharon for her contributions,” said Chris Brickman. “I will immediately assume responsibility for all operations of the Sally Beauty U.S. and Canada business.  More importantly, I am excited to work directly with the team to execute on the plans that they have developed and I feel more confident than ever that we have defined the right strategy for Sally going forward.”

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 7:30 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1093 (International:  612-288-0337).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 9:30 a.m. (Central) May 4, 2017 through May 16, 2017 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 422878.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $4.0 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 182 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 9,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, OPI and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives,  including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recently announced restructuring plan; our ability to implement our restructuring plan in various jurisdictions; our ability to manage the effects of our cost reduction plans on our employees and other operations costs; charges related to the restructuring plan; possible changes in the size and components of the expected costs and charges associated with the restructuring plan; our ability to realize the anticipated cost savings from the restructuring plan within the anticipated time frame, if at all; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in product mix sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; conducting business outside the United States; the impact of Britain’s vote to leave the European Union and related or other disruptive events in the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2016, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) adjusted operating income and operating margin; and (3) adjusted diluted earnings per share.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced Restructuring Plan, previously disclosed data security incidents, management transition plan and asset impairment charges for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Operating Earnings and Operating Margin — Adjusted operating earnings are GAAP operating earnings that excludes costs related to the Company’s previously announced Restructuring Plan, previously disclosed management transition plan, data security incidents and asset impairment charges for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share — Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude costs related to the Company’s previously announced Restructuring Plan, previously disclosed management transition plan, data security incidents and asset impairment charges as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow — We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flow.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources.  We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1

Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	2

Non-GAAP Financial Measures Reconciliations (Continued)	3-4

Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2017	2016 (1)	% Chg	2017	2016 (1)	% Chg

Net sales	$966,470	$980,067	-1.4%	$1,966,080	$1,978,099	-0.6%
Cost of products sold and distribution expenses	478,364	492,593	-2.9%	986,266	996,576	-1.0%
Gross profit	488,106	487,474	0.1%	979,814	981,523	-0.2%
Selling, general and administrative expenses (2)	331,979	341,311	-2.7%	679,392	681,039	-0.2%
Depreciation and amortization	27,878	23,705	17.6%	54,716	47,091	16.2%
Restructuring charges	9,211	—	100.0%	9,211	—	100.0%
Operating earnings	119,038	122,458	-2.8%	236,495	253,393	-6.7%
Interest expense (3)	26,848	26,971	-0.5%	53,646	90,914	-41.0%
Earnings before provision for income taxes	92,190	95,487	-3.5%	182,849	162,479	12.5%
Provision for income taxes	35,198	35,328	-0.4%	70,031	60,077	16.6%
Net earnings	$56,992	$60,159	-5.3%	$112,818	$102,402	10.2%

Earnings per share:
Basic	$0.41	$0.41	0.0%	$0.79	$0.69	14.5%
Diluted	$0.40	$0.41	-2.4%	$0.79	$0.68	16.2%

Weighted average shares:
Basic	140,549	146,447		142,107	148,628
Diluted	141,325	148,360		143,047	150,353
			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Gross Margin	56.3%	55.3%	100	55.6%	55.1%	50
BSG Gross Margin	41.9%	41.3%	60	41.4%	41.3%	10
Consolidated Gross Margin	50.5%	49.7%	80	49.8%	49.6%	20
Selling, general and administrative expenses	34.3%	34.8%	(50)	34.6%	34.4%	20
Consolidated Operating Margin	12.3%	12.5%	(20)	12.0%	12.8%	(80)

Effective Tax Rate	38.2%	37.0%	120	38.3%	37.0%	130

(1)  Certain amounts for the prior fiscal periods have been reclassified to conform to the current period presentation in connection with the realignment of a business unit from the BSG segment to the Sally Beauty Supply segment.

(2)  For the three months ended March 31, 2017 and 2016, selling, general and administrative expenses include share-based compensation expense of $2.4 million and $3.0 million, respectively, and, for the three months ended March 31, 2016, expenses incurred in connection with the data security incidents disclosed earlier of $0.8 million. For the six months ended March 31, 2017 and 2016, selling, general and administrative expenses include share-based compensation expense of $6.2 million and $7.2 million, respectively, and, for the six months ended March 31, 2016, expenses incurred in connection with the data security incidents of $1.2 million. In addition, for the three and six months ended March 31, 2016, selling, general and administrative expenses include $0.4 million and $1.3 million, respectively, of expenses related to the management transition plan disclosed in the fiscal year 2016, and an asset impairment charge of $0.6 million.

(3)  For the six months ended March 31, 2016, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2017	September 30, 2016
	(Unaudited)

Cash and cash equivalents	$49,119	$86,622
Trade and other accounts receivable	78,679	83,983
Inventory	917,291	907,337
Other current assets	41,551	54,861
Deferred income tax assets	39,897	40,024
Total current assets	1,126,537	1,172,827
Property and equipment, net	316,790	319,558
Goodwill and other intangible assets	613,867	625,677
Other assets	13,593	14,001
Total assets	$2,070,787	$2,132,063

Current maturities of long-term debt	$6,194	$716
Accounts payable	272,283	271,376
Accrued liabilities	187,408	214,584
Income taxes payable	3,099	1,989
Total current liabilities	468,984	488,665
Long-term debt, including capital leases (1)	1,784,026	1,783,294
Other liabilities	17,838	21,614
Deferred income tax liability	120,530	114,656
Total liabilities	2,391,378	2,408,229
Total stockholders’ deficit	(320,591)	(276,166)
Total liabilities and stockholders’ deficit	$2,070,787	$2,132,063

(1)  Long-term debt, including capital leases, is reported net of unamortized debt issuance costs of $22.1 million at March 31, 2017 and $23.7 million at September 30, 2016.

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2017	2016 (1)	% Chg	2017	2016 (1)	% Chg
Net sales:
Sally Beauty Supply	$575,994	$592,998	-2.9%	$1,165,853	$1,194,437	-2.4%
Beauty Systems Group	390,476	387,069	0.9%	800,227	783,662	2.1%
Total net sales	$966,470	$980,067	-1.4%	$1,966,080	$1,978,099	-0.6%

Operating earnings:
Sally Beauty Supply	$96,839	$102,420	-5.4%	$189,365	$208,884	-9.3%
Beauty Systems Group	62,703	60,959	2.9%	126,303	126,452	-0.1%
Segment operating earnings	159,542	163,379	-2.3%	315,668	335,336	-5.9%

Unallocated expenses (2)	(28,895)	(37,936)	-23.8%	(63,750)	(74,770)	-14.7%
Restructuring charges	(9,211)	—	100.0%	(9,211)	—	100.0%
Share-based compensation	(2,398)	(2,985)	-19.7%	(6,212)	(7,173)	-13.4%
Interest expense (3)	(26,848)	(26,971)	-0.5%	(53,646)	(90,914)	-41.0%
Earnings before provision for income taxes	$92,190	$95,487	-3.5%	$182,849	$162,479	12.5%

Segment operating margin:			Basis Pt Chg			Basis Pt Chg
Sally Beauty Supply	16.8%	17.3%	(50)	16.2%	17.5%	(130)
Beauty Systems Group	16.1%	15.7%	40	15.8%	16.1%	(30)
Consolidated operating margin	12.3%	12.5%	(20)	12.0%	12.8%	(80)

(1)   Certain amounts for the prior fiscal periods have been reclassified to conform to the current period presentation in connection with the realignment of a business unit from the BSG segment to the Sally Beauty Supply segment.

(2)  Unallocated expenses consist of corporate and shared costs, and are included in selling, general and administrative expenses. For the three and six months ended March 31, 2016, unallocated expenses include pre-tax expenses of $0.8 million and $1.2 million, respectively, incurred in connection with the data security incidents disclosed earlier, and pre-tax expenses of $0.4 million and $1.3 million, recpectively, incurred in connection with the management transition plan disclosed in the fiscal year 2016.

(3)  For the six months ended March 31, 2016, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2017	2016	% Chg	2017	2016	% Chg
Adjusted EBITDA:
Net earnings	$56,992	$60,159	-5.3%	$112,818	$102,402	10.2%
Add:
Depreciation and amortization	27,878	23,705	17.6%	54,716	47,091	16.2%
Share-based compensation (1)	2,398	2,985	-19.7%	6,212	7,173	-13.4%
Restructuring charges	9,211	—	100.0%	9,211	—	100.0%
Assets inpairment charge	—	571	-100.0%	—	571	-100.0%
Loss from data security incidents (2)	—	768	-100.0%	—	1,246	-100.0%
Management transition expenses (2)	—	439	-100.0%	—	1,318	-100.0%
Interest expense (3)	26,848	26,971	-0.5%	53,646	90,914	-41.0%
Provision for income taxes	35,198	35,328	-0.4%	70,031	60,077	16.6%
Adjusted EBITDA (Non-GAAP)	$158,525	$150,926	5.0%	$306,634	$310,792	-1.3%

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net Sales
Adjusted EBITDA Margin	16.4%	15.4%	100	15.6%	15.7%	(10)

	2017	2016	% Chg	2017	2016	% Chg
Operating Free Cash Flow:
Net cash provided by operating activities	$69,041	$143,079	-51.7%	$159,494	$212,208	-24.8%
Less:
Capital expenditures, net	(21,312)	(31,335)	-32.0%	(49,320)	(71,910)	-31.4%
Operating Free Cash Flow (Non-GAAP)	$47,729	$111,744	-57.3%	$110,174	$140,298	-21.5%

(1)  For the six months ended March 31, 2017 and 2016, share-based compensation includes $1.1 million and $1.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)  For the three and six months ended March 31, 2016, selling, general and administrative expenses include pre-tax expenses of $0.8 million and $1.2 million, respectively, incurred in connection with the data security incidents disclosed earlier, and pre-tax expenses of $0.4 million and $1.3 million, respectively, related to the management transition plan disclosed in the fiscal year 2016.

(3)  For the six months ended March 31, 2016, interest expense includes a loss on extinguishment of debt of $33.3 million (including call premiums of $25.8 million) in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2017
	As Reported	Restructuring Charges (1)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$331,979		$331,979
SG&A expenses, as a percentage of sales	34.3%		34.3%
Operating earnings	119,038	$9,211	128,249
Operating Margin	12.3%		13.3%
Earnings before provision for income taxes	92,190	9,211	101,401
Provision for income taxes (3)	35,198	3,500	38,698
Net earnings	$56,992	$5,711	$62,703

Earnings per share:
Basic	$0.41	$0.04	$0.45
Diluted	$0.40	$0.04	$0.44

	Three Months Ended March 31, 2016
	As Reported	Asset Impairment Charge (2)	Charges from Data Security Incidents (2)	Management Transition Expenses (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$341,311	$(571)	$(768)	$(439)	$339,533
SG&A expenses, as a percentage of sales	34.8%				34.6%
Operating earnings	122,458	571	768	439	124,236
Operating Margin	12.5%				12.7%
Earnings before provision for income taxes	95,487	571	768	439	97,265
Provision for income taxes (3)	35,328	217	292	167	36,004
Net earnings	$60,159	$354	$476	$272	$61,261

Earnings per share:
Basic	$0.41	$0.00	$0.00	$0.00	$0.42
Diluted	$0.41	$0.00	$0.00	$0.00	$0.41

(1)  For the the three months ended March 31, 2017, results include pre-tax expenses of $9.2 million incurred in connection with the restructuring plan disclosed earlier this year.

(2)  For the three months ended March 31, 2016, selling, general and administrative expenses include pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $0.8 million, pre-tax expenses of $0.4 million incurred in connection with management transition plan disclosed in the fiscal year 2016, and an asset impairment charge of $0.6 million, before taxes.

(3)  The tax provision associated with the adjustments to net earnings was calculated using an effective tax rate of 38.0%.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Six Months Ended March 31, 2017
	As Reported	Restructuring Charges (1)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$679,392		$679,392
SG&A expenses, as a percentage of sales	34.6%		34.6%
Operating earnings	236,495	$9,211	245,706
Operating Margin	12.0%		12.5%
Earnings before provision for income taxes	182,849	9,211	192,060
Provision for income taxes (3)	70,031	3,500	73,531
Net earnings	$112,818	$5,711	$118,529

Earnings per share:
Basic	$0.79	$0.04	$0.83
Diluted	$0.79	$0.04	$0.83

	Six Months Ended March 31, 2016
	As Reported	Loss on Extinguishment of Debt (3)	Overlapping Interest Expense (3)	Asset Impairment Charge (2)	Charges from Data Security Incidents (2)	Management Transition Expenses (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$681,039			$(571)	$(1,246)	$(1,318)	$677,904
SG&A expenses, as a percentage of sales	34.4%						34.3%
Operating earnings	253,393			571	1,246	1,318	256,528
Operating Margin	12.8%						13.0%
Earnings before provision for income taxes	162,479	$33,296	$2,148	571	1,246	1,318	201,058
Provision for income taxes (4)	60,077	12,652	816	217	473	501	74,736
Net earnings	$102,402	$20,644	$1,332	$354	$773	$817	$126,322

Earnings per share:
Basic	$0.69	$0.14	$0.01	$0.00	$0.01	$0.01	$0.85
Diluted	$0.68	$0.14	$0.01	$0.00	$0.01	$0.01	$0.84

(1)  For the six months ended March 31, 2017, results include pre-tax expenses of $9.2 million incurred in connection with the restructuring plan disclosed earlier this year.

(2)  For the six months ended March 31, 2016, selling, general and administrative expenses include pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $1.2 million, pre-tax expenses incurred in connection with management transition plan disclosed in the fiscal year 2016 of $1.3 million, and an asset impairment charge of $0.6 million.

(3)  For the six months ended March 31, 2016, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest in the amount of $2.1 million on such senior notes after December 3, 2015 and until their redemption, as well as interest on the Company’s senior notes due 2025 issued on December 3, 2015. These pro-forma adjustments assume the senior notes due 2019 were redeemed on December 3, 2015.

(4)  The tax provision associated with the adjustments to net earnings was calculated using an effective tax rate of 38.0%.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2017	2016	Chg

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,820	3,714	106
Franchise stores	18	18	—
Total Sally Beauty Supply	3,838	3,732	106
Beauty Systems Group:
Company-operated stores	1,182	1,148	34
Franchise stores	164	164	—
Total Beauty System Group	1,346	1,312	34
Total	5,184	5,044	140

BSG distributor sales consultants (end of period) (1)	849	923	(74)

	2017	2016	Basis Pt Chg
Second quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-2.4%	2.3%	(470)
Beauty Systems Group	-1.2%	7.7%	(890)
Consolidated	-2.0%	4.0%	(600)

Six months ended March 31 company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-1.5%	2.4%	(390)
Beauty Systems Group	0.7%	7.4%	(670)
Consolidated	-0.8%	3.9%	(470)

(1)  Includes 260 and 316 distributor sales consultants as reported by our franchisees at March 31, 2017 and 2016, respectively.

(2)  For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.